Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227,Montreal, Quebec, H4C 2C7
514-337-2447 // 1 877 339-CCHIP // info@C-Chip.com

C-Chip appoints VALPRO International, Inc.
as national reseller for the Caribbean market.

Montreal, June 15, 2004 - C-Chip Technologies Corporation (OTCBB: CCHI) is pleased to announce that it has appointed VALPRO International, Inc ("Valpro") as national reseller for the Caribbean market.

Headquartered in Millbury, Massachusetts, Valpro concentrates on the export of electronic systems to the Caribbean market. Among others, Valpro is the Caribbean distributor for the DirectMetTM system developed by Global Science & Technology, a US research and development company specializing in weather forecasting systems.

Valpro will market to boat dealers and marinas across the Caribbean C-Chip's newest product: the Anchor. Specifically designed to secure all types of boats and personal watercrafts, the Anchor is an innovative water resistant and moisture proof security device, based on RFID technology. It was designed to reduce greatly if not eliminate the theft of boats and personal watercrafts, which has been on the rise in the area. The Anchor system is designed to recognize the Electronic Identification of the authorized user in the form of a miniature active transmitter carried on the keychain; it is impossible to start the engine without it. The system is entirely passive, arming itself automatically as the user walks away from the boat carrying the key FOB. The system has been miniaturized; it is so small it fits in the palm of the hand.

Stephane Solis, President & CEO, said: "I am delighted that an organization with the market knowledge such as Valpro, has chosen C-Chip's products as their preferred supplier of security management solutions for the boating market in the Caribbean. I am very pleased to see that our security products, initially designed for the automotive market, are now finding a new niche in the boating market".

About C-Chip Technologies Corporation

C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry which is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About the C-ChipTM Technology

The C-ChipTM is a new wireless, web-based set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site atwww.c-chip.com.

About Valpro International

VALPRO International Inc., founded in 1993 is a well established export management company with sales primarily in Hi-Tech Electronic markets within the Caribbean, Central America and South America. Valpro manages a team of selected local agents within these global communities. Continual success of Valpro's mission is the result of strong Customer Communication.

Contacts:
Stephane Solis, President & CEO	Roger A. Lavallee, President
C-Chip Technologies Corporation	VALPRO International, Inc.
T (514) 337-2447	T (508) 865-6910
ssolis@c-chip.com	valprointl@aol.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.